EXHIBIT 99.12

Contact  Jeffery M. Jonas, MD                Thomas Redington
         Chief Executive Officer             203/222-7399
         816/960-1333                        212/926-1733

                        New Test With AVAX Cancer Vaccine
                       Shows Significantly Better Response

      KANSAS CITY, MO. JUNE 10 -- AVAX Technologies, Inc. (Nasdaq: AVXT) said a new dosing regimen significantly increased the immunological response to its melanoma vaccine as a post-surgical treatment in Stage 3 melanoma patients.

      The immune response was measured in an ongoing Phase II clinical trial by a delayed-type hypersensitivity (DTH) skin reaction, a test similar to the widely used skin test for tuberculosis.

      After six weeks of therapy with M-Vax(TM), an autologous haptenized whole cell vaccine, a positive DTH reaction to their own tumor cells developed in two-thirds of the patients enrolled in the study.

      The percentage of responding patients was significantly higher than that found in earlier studies using other dosing regimens. Analysis of results to date indicate that the 18-month survival rate is almost 80 percent, consistent with findings from earlier studies where overall clinical outcome at 5 years was very favorable.

      The study, comprising 61 patients, confirms and expands upon earlier findings of two other Phase II trials which were published last year in the Journal of Clinical Oncology.

      Those studies showed that a positive DTH response to patients' own tumor cells was strongly associated with clinical benefit. The studies yielded an overall 5-year survival of almost 60 percent in patients with clinical Stage 3 melanoma, which compares to the 20-25 percent survival in published control subjects who received no post-surgical therapy.

      In commenting on the new findings, Jeffrey M. Jonas, MD, president and CEO of AVAX, was gratified that "these exciting results confirm the findings from earlier studies." Jonas noted that "the results provide an even stronger basis for our optimism going into the pivotal Phase III study, since it will use an identical dosing regimen."

      The M-VAX studies are being conducted by David Berd, MD, chairman of the Scientific Advisory Board of AVAX, which holds the worldwide license to the technology. Dr. Berd is the inventor of the AC-Vaccine(TM) technology and also serves as Professor of Medicine at Thomas Jefferson University's Kimmel Cancer Center in Philadelphia, Pennsylvania.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-


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threatening diseases. The company has focused its initial clinical efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the therapeutic market.

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      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended March 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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